UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Brown IV, Frederick
   1778 McCarthy Blvd.
   Milpitas, CA 95035
2. Issuer Name and Ticker or Trading Symbol
   C-Cube Microsystems Inc. (CUBE)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1998
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Senior Vice President, Worldwide Sales
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
- -------------------------------------------------------------------------
-----------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans-
4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or
Disposed of (D)            Securities         Indirect
                                              Date        Code
A               Beneficially   D   Beneficial
                                              (Month/
or              Owned at       or  Ownership
                                              Day/Year)            Amount
D  Price        End of Year    I
- -------------------------------------------------------------------------
-----------------------------------------------------------


Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
- -------------------------------------------------------------------------
-----------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-
5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action
Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or
Disposed of (D)
                               Derivative
Date         Expiration
                               Security                       Code      A
D                Exercisable  Date
- -------------------------------------------------------------------------
-----------------------------------------------------------
Stock Option (right            $17.8750        11/02/98       A
75,000                              (2)        11/02/08
to buy) (1)


Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
- -------------------------------------------------------------------------
-----------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount
8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying
of Deri-    Derivative        Indirect
                               Date      Securities
vative      Securities    D   Beneficial

Amount or     Security    Beneficially  or  Ownership

Number of                 Owned at      I
                  -                      Title
Shares                    End of Year
- -------------------------------------------------------------------------
-----------------------------------------------------------
Stock Option (right            11/02/98  Common Stock, par
75,000                     75,000        D
to buy) (1)                              value $0.001


Explanation of Responses:

(1) Granted pursuant to the C-Cube Microsystems Inc. 1994 Stock Plan.
(2) The option is exercisable to the extent shares subject to option vest. 1.6667% of such shares vest monthly until 11/1/2003 provided Mr. Brown continues to be employed by the Company.


SIGNATURE OF REPORTING PERSON
/S/ Frederick Brown IV
DATE 1/6/99